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                                                                     Exhibit 5.1

                                                                         E-MAIL:

                                                     badderley@applebyglobal.com

                                                                    DIRECT DIAL:
                                                                TEL 441 298 3243
CRM HOLDINGS, LTD                                               FAX 441 298 3340
Canon's Court
22 Victoria Street                                                     YOUR REF:
Hamilton HM 12
Bermuda                                                             APPLEBY REF:
                                                               DBA/cjm/130952.17


ATTENTION:  DANIEL G. HICKEY, JR.


            CO-CHIEF EXECUTIVE OFFICER                           31 January 2007


Dear Sirs

CRM HOLDINGS, LTD. (THE "COMPANY") -- REGISTRATION STATEMENT ON FORM S-1


We have acted as Bermuda counsel to the Company, and this opinion as to Bermuda law is addressed to you in connection with the filing by the Company with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, (the "Securities Act") of a Registration Statement on Form S-1 (No. 333- 139741) (the "Registration Statement") in relation to certain shareholders named in Schedule I of the Purchase Agreement (the "Selling Shareholders") selling 2,882,643 common shares, US$0.01 par value per share (the "Shares").


For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the "Documents").

Unless otherwise defined herein or in the Schedule to this opinion, terms defined in the Registration Statement have the same meanings when used in this opinion.

ASSUMPTIONS

In stating our opinion we have assumed:

(a) the authenticity, accuracy and completeness of all Documents (including, without limitation, public records) submitted to us as originals and the


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                                                              CRM Holdings, Ltd.

                                                                 31 January 2007



      conformity to authentic original documents of all Documents submitted to us as certified, conformed, notarised, faxed or photostatic copies;

(b) that each of the Documents which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)   the genuineness of all signatures on the Documents;

(d) the authority, capacity and power of each of the persons signing the Documents (other than the Company in respect of the Documents);

(e) that any representation, warranty or statements of fact or law, other than as to Bermuda law, made in any of the Documents are true, accurate and complete;

(f) that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Company Search been materially altered;

(g) that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered;

(h) that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the transfer of the Shares or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation, or action to be taken, as described in the Registration Statement is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction; and

(i) that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record (i) the resolutions adopted by all the


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                                                              CRM Holdings, Ltd.

                                                                 31 January 2007


      Directors of the Company as unanimous written resolutions of the Board, and (ii) that there is no matter affecting the authority of the Directors of the Company not disclosed by the Constitutional Documents, the Company Search, the Litigation Search, or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein.

OPINION

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

(1) The Company is an exempted company validly organised and existing and in good standing under the laws of Bermuda.

(2) All necessary corporate action required to be taken by the Company in connection with the transfer of the Shares pursuant to Bermuda law has been taken by or on behalf of the Company, and all necessary approvals of Governmental authorities in Bermuda have been duly obtained for the transfer by the Company of the Shares.

(3) The Shares are validly issued, fully paid and non-assessable shares in the capital of the Company.

(4) There are no taxes, duties or other charges payable to or chargeable by the Government of Bermuda, or any authority or agency thereof in respect of the transfer of the Shares.

RESERVATIONS

We have the following reservations:

(a) We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.


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                                                              CRM Holdings, Ltd.

                                                                 31 January 2007


(b) In paragraph (1) above, the term "good standing" means only that the Company has received a Certificate of Compliance from the Registrar of Companies in Hamilton Bermuda which confirms that the Company has neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax, which might make it liable to be struck off the Registrar of Companies and thereby cease to exist under the laws of Bermuda.

(c) Any reference in this opinion to shares being "non-assessable" shall mean, in relation to fully paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of the shares, that no shareholder shall be bound by an alteration to the Memorandum of Association or Bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

(d) Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

      (i) details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

      (ii) details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;


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                                                              CRM Holdings, Ltd.

                                                                31 January  2007



      (iii) whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

      (iv) whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

      (v) whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Act.

      Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda ("overseas companies") over their assets located in Bermuda, it is not possible to determine definitively from searches of the Register of Charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.

(e) In order to issue this opinion we have carried out the Company Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date of such search.

(f) In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date of such search.

(g) Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

DISCLOSURE


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                                                              CRM Holdings, Ltd.

                                                                 31 January 2007


This opinion is addressed to you in connection with the filing by the Company of the Registration Statement with the United States Securities and Exchange Commission. We consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to us under the headings, "Material Tax Considerations" and "Legal Matters" in the Registration Statement. As Bermuda attorneys, however, we are not qualified to opine on matters of law of any jurisdiction other than Bermuda, accordingly we do not admit to being an expert within the meaning of the Securities Act.

Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.


Yours faithfully


/s/ APPLEBY HUNTER BAILHACHE



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                                                              CRM Holdings, Ltd.

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                                    SCHEDULE


1. The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search on 26 January 2007 (the "Company Search").



2. The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search on 26 January 2007 in respect of the Company (the "Litigation Search").


3. Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-Laws adopted 22 November 2005 of the Company (collectively referred to as the "Constitutional Documents").

4. A certified copy of the "Tax Assurance", dated 15 September 2005, issued by the Registrar of Companies for the Minister of Finance in relation to the Company.


5. Certified copy of the unanimous written resolutions adopted by the Directors of the Company effective on 22 December 2006 (the
      "Resolutions").



6.    A copy of the Bermuda Monetary Authority Policy dated 1 June 2005


7. A certified copy of the "Foreign Exchange Letter", for the Company, dated 7 September 2005.

8. A copy of the letter of permission dated 13 September 2005 issued by the Bermuda Monetary Authority in relation to the Company.


9. A Certificate of Compliance, dated 26 January 2007 issued by the Ministry of Finance in respect of the Company.


10.   A copy of the Registration Statement.


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11.   A draft of the Purchase Agreement to be executed in connection with the sale of the Shares, among the Company, the Selling Shareholders and Cochran Caronia Waller Securities LLC (the "Purchase Agreement").



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